Exhibit 99.1

Innovative International Acquisition Corp. Announces the Separate Trading of its

Class A Ordinary Shares and Warrants

New York, NY - December 30, 2021 - Innovative International Acquisition Corp. (Nasdaq: IOACU) (the “Company”) announced today that, commencing January 3, 2022, holders of the 23,000,000 units sold in the Company’s initial public offering may elect to separately trade the Company’s Class A ordinary shares and warrants included in the units. The Class A ordinary shares and warrants that are separated will trade on The Nasdaq Global Market under the symbols “IOAC” and “IOACW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Those units not separated will continue to trade under The Nasdaq Global Market symbol “IOACU.” Holders of units will need to have their brokers contact American Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into Class A ordinary shares and warrants.

Innovative International Acquisition Corp. is a newly organized blank check company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

The units were initially offered by the Company in an underwritten offering. Cantor Fitzgerald & Co. acted as the sole book-running manager for the offering.

A registration statement relating to these securities was declared effective by the Securities and Exchange Commission (“SEC”) on October 26, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering was made only by means of a prospectus, copies of which may be obtained on the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, copies of the prospectus may be obtained from Cantor Fitzgerald & Co., 499 Park Avenue, New York, NY 10022, or by e-mail at Prospectus@cantor.com.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement for the Company’s initial public offering filed with the SEC. Copies of the Company’s registration statement are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Innovative International Acquisition Corp.

Dr. Mohan Ananda
Chief Executive Officer
contact@innovativeacquisitioncorp.com